Filed Pursuant to Rule 424(b)(3)
File No. 333-141608
AKAMAI TECHNOLOGIES, INC.
Prospectus Supplement No. 1 dated April 18, 2007
to the Prospectus Dated March 27, 2007
     The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in the following table is presented as of April 18, 2007 and supersedes in its entirety the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

				Number of
	Shares of Common Stock			Shares of	Shares of Common Stock
Name of Selling	Beneficially Owned			Common Stock	to be Beneficially Owned
Stockholder	Prior to Offering (1)			Being Offered	After Offering(2)
	Number		Percentage		Number		Percentage
Adam J. Grove	47,516	(19)	*	19,549	27,967	(19)	*
Alan Lee Harris	173		*	106	67		*
Alexei Genrikh Tumarkin	9,074		*	5,571	3,503		*
Alta California Partners II, L.P. (3)	261,727		*	160,717	101,010		*
Alta California Partners II, L.P.— New Pool (4)	26,601		*	16,334	10,267		*
Alta Embarcadero Partners II, LLC (5)	3,306		*	2,029	1,277		*
Amy Wellersdick	45		*	28	17		*
Ariane Flieger	431		*	264	167		*
Beatriz V. Infante (18) (20)	4,160		*	4,160	0		*
Bessec Ventures V L.P. (6)	165,626		*	101,705	63,921		*

				Number of
	Shares of Common Stock			Shares of	Shares of Common Stock
Name of Selling	Beneficially Owned			Common Stock	to be Beneficially Owned
Stockholder	Prior to Offering (1)			Being Offered	After Offering(2)
	Number		Percentage		Number		Percentage
Bessemer Ventures Investors III L.P. (6)	27,985		*	17,184	10,801		*
Bessemer Venture Partners V L.P. (6)	146,876		*	90,190	56,686		*
BIP 2001 L.P. (6)	55,970		*	34,368	21,602		*
BVE 2001 (Q) LLC (6)	65,916		*	40,477	25,439		*
BVE 2001 LLC (6)	4,047		*	2,485	1,562		*
Charles L. Foreman (17)	344		*	211	133		*
Christoph Weber (17)	836		*	513	323		*
Clarence Kam	262		*	160	102		*
Dennis M. Jonas (17)	615		*	378	237		*
Dmitry Sergeevich Kohmanyuk	127		*	77	50		*
Edward Miller	203		*	124	79		*
Elizabeth Kayton Kerns (20)	277		*	277	0		*
Fredrick George Link (17)	615		*	378	237		*
GGV II Entrepreneurs Fund L.P. (7)	9,816		*	6,026	3,790		*
Granite Global Ventures II L.P. (7)	469,018		*	288,008	181,010		*
Greg Bruno	71		*	42	29		*
Igor Sviridov	428		*	263	165		*
Janine Roth Trust (11)	652		*	400	252		*
Jay Jonekait (15)	4,326		*	2,656	1,670		*
Jeffrey Wolf (18) (20)	4,160		*	4,160	0		*
Jennie B. Tran	338		*	208	130		*
Jeremy Rosenblatt (20)	653		*	653	0		*
Joe Rouvier	604		*	370	234		*
Joe Siauw	110		*	66	44		*
John Zoglin	1,591		*	978	613		*
Jonekait Family Trust (12)	4,041		*	2,481	1,560		*
Joseph M. Gang, Jr.	2,433		*	1,493	940		*
Karl-Eliv Hallin (17)	2,248		*	1,380	868		*
Kirill Pertsev	190		*	116	74		*
LeapFrog Ventures, L.P. (8)	212,009		*	130,186	81,823		*
Lev Valkin	741		*	455	286		*
Maxim A. Ossipov	32,638		*	20,041	12,597		*
Michael E. Wolf	475		*	291	184		*
Michael J. Myers	3,361		*	2,064	1,297		*
Michael Kharitonov	106,686	(21)	*	58,555	48,131	(21)	*
Michael Stuart Pliner	4,542		*	2,789	1,753		*
Mikhail Shoykher	42		*	26	16		*
Morgenthaler Partners VII, L.P. (9)	466,421		*	286,412	180,009		*
Netsoft Associates (13)	97		*	59	38		*
Nokia Venture Partners II L.P. (16)	251,728		*	154,578	97,150		*
NVP II Affiliates Fund, L.P. (16)	2,790		*	1,713	1,077		*
Oleg Polyakov	252		*	154	98		*
Petra Pino	61		*	36	25		*
Petranka Parina (17)	706		*	433	273		*

				Number of
	Shares of Common Stock			Shares of	Shares of Common Stock
Name of Selling	Beneficially Owned			Common Stock	to be Beneficially Owned
Stockholder	Prior to Offering (1)			Being Offered	After Offering(2)
	Number		Percentage		Number		Percentage
Reed Elsevier Ventures 2004 Partnership L.P. (10)	403,361		*	247,689	155,672		*
Robert Baker (17)	652		*	400	252		*
Roderick Franada	62		*	37	25		*
Rebecca Davis (20)	82		*	82	0		*
Stanley E. Kazmierczak (20)	490		*	490	0		*
Suresh Yanamadala	5,176		*	3,178	1,998		*
The Forkish Family Revocable Trust dated 7.31.01 (14)	685		*	420	265		*
Tony Scott	207		*	126	81		*
Vitaly Luban	122		*	74	48		*
Yefim Neizvestny (17)	589	(22)	*	199	390	(22)	*
Unknown	1,067,962		*	1,067,962	0		*

*	Less than one percent.

(1)	Approximately 39% of the shares represented are held in escrow as security for certain indemnification obligations of Netli and to secure funds to reimburse the Representative of the former Netli stockholders for fees and expenses incurred in connection with the performance of his obligations, each under the terms of the Agreement and Plan of Merger, dated February 2, 2007, governing Akamai’s acquisition of Netli and a related Escrow Agreement. Unless required to be returned to Akamai under the terms and conditions of the Agreement and Plan of Merger and the Escrow Agreement, these shares are eligible for release in stages at various times prior to September 17, 2008.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta California Management Partners II, LLC, which is general partner of Alta California Partners II, L.P. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta California Partners II, L.P. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(4)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta California Management Partners II, LLC — New Pool, which is general partner of Alta California Partners II, L.P. — New Pool. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta California Partners II, L.P. — New Pool. Each of Messrs. Deleage,

Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(5)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta Embarcadero Partners II, LLC. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta Embarcadero Partners II, LLC. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(6)	Robert Goodman, Robin S. Chandra, J. Edmund Colloton and David J. Cowan, a former director of Netli, are the managing members of Deer V & Co. LLC, which is the General Partner of Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001(Q) LLC, and BVE 2001 LLC. Messrs. Goodman, Chandra, Colloton, and Cowan share voting and investment power with respect to the shares held by Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001(Q) LLC, and BVE 2001 LLC. Each of Messrs. Goodman, Chandra, Colloton, and Cowan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Scott Bonham, a former director of Netli, and Hany Nada are Managing Directors of Granite Global Ventures II LLC, which is the General Partner of GGV II Entrepreneurs Fund L.P. and of Granite Global Ventures II L.P. Messrs. Bonham and Nada share voting and investment power with respect to the shares held by GGV II Entrepreneurs Fund L.P. and by Granite Global Ventures II L.P.

(8)	Pete Sinclair, a former director of Netli, holds voting and investment power with respect to the shares held by LeapFrog Ventures, L.P.

(9)	Robert C. Bellas, Greg E. Blonder, James W. Broderick, Daniel F. Farrar, Andrew S. Lanza, Theodore A. Laufik, Paul H. Levine, Gary R. Little, a former director of Netli, John D. Lutsi, Gary J. Morgenthaler, Robert D. Pavey, G. Gary Shaffer, Alfred J.V. Stanley and Peter G. Taft are members of Morgenthaler Management Partners VII, L.P., which is the managing general partner of Morgenthaler Partners VII L.P. Messrs. Bellas, Blonder, Roderick, Farrar, Lanza, Laufik, Levine, Little, Lutsi, Morgenthaler, Pavey, Shaffer, Stanley and Taft share voting and investment power with respect to the shares held by Morgenthaler Partners VII, L.P.

(10)	Anthony Askew is the Managing Director, Mark Armour the Chief Financial Officer, and Steve Cowden the General Counsel of Reed Elsevier Ventures, Ltd., which is the Managing General Partner of Reed Elsevier Ventures 2004 Partnership L.P., and Mr. Askew, Mr. Armour, and Mr. Cowden share voting and investment power with respect to the shares held by Reed Elsevier Ventures 2004 Partnership L.P.

(11)	Janine Roth is the trustee of the Janine Roth Trust.

(12)	Jay Jonekait, the former principal financial officer of Netli, is the trustee of the Jonekait Family Trust.

(13)	Eric Thoresen holds voting and investment power with respect to the shares held by Netsoft Associates.

(14)	J. Robert Forkish holds voting and investment power with respect to the shares held by The Forkish Family Revocable Trust.

(15)	Former principal financial officer of Netli.

(16)	John Malloy, John E. Gardner, W. Peter Buhl, a former director of Netli, Jonathan R. Ebinger and Tentti Oy, a Finnish corporation owned and controlled by Antti S. Kokkinen, manage NVP II, LLC, which is the general partner of Nokia Venture Partners II, L.P. and NVP II Affiliates Fund, L.P.

(17)	Employee or former employee of Netli and/or Akamai.

(18)	Former director of Netli.

(19)	Includes 15,518 shares of common stock issuable upon exercise of stock options.

(20)	Consists of shares of common stock issuable upon exercise of stock options. The shares issuable upon exercise of stock options are not subject to escrow.

(21)	Includes 11,330 shares of common stock issuable upon exercise of stock options.

(22)	Includes 263 shares of common stock issuable upon exercise of stock options.